EXHIBIT 5.1

[Letterhead of Goodwin Procter LLP]

June 6, 2011

Brookline Bancorp, Inc.

160 Washington Street

Brookline, Massachusetts 02447-0469

Re:          Securities Registered under Registration Statement on Form S-4

Ladies and Gentlemen:

This opinion letter is furnished to you in connection with your filing of a Registration Statement on Form S-4 (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by Brookline Bancorp, Inc., a Delaware corporation (the “Company”), of up to 11,814,330 shares of the Company’s common stock, $0.01 par value per share, which may be issued (the “Shares”) to the shareholders of Bancorp Rhode Island, Inc., a Rhode Island corporation (“BancorpRI”), in connection with the merger contemplated by the Agreement and Plan of Merger, dated April 19, 2011, by and between the Company and BancorpRI (the “Merger Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion expressed below is limited to the Delaware General Corporation Law (which includes reported judicial decisions interpreting the Delaware General Corporation Law).

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery in exchange for the outstanding shares of capital stock of BancorpRI in accordance with the terms of the Merger Agreement, will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/S/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP